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                              GARDEN BOTANIKA, INC.
                             CALCULATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
                                  (EXHIBIT 11)
                  (amounts in thousands, except per share data)

                                                                              (UNAUDITED)
                                                                            SIX MONTHS ENDED
                                                                       --------------------------
                                                                       JULY 31,        AUGUST 1,
                                                                         1999             1998
                                                                       --------        ----------
PRIMARY:
   Earnings -
      Net earnings (loss) applicable to common
         and common equivalent shares                                  $(12,416)        $(15,170)
                                                                       ========         ========
   Shares -
      Weighted average common shares outstanding                          7,069            7,069
      Net effect of stock options, based on
         treasury stock method using average
        market price(1)                                                      --               --
                                                                       --------         --------
  Weighted average common and common equivalent shares                    7,069            7,069
                                                                       ========         ========

 Primary earnings (loss) per common and common equivalent share        $  (1.76)        $  (2.15)
                                                                       ========         ========
FULLY DILUTED:

   Fully diluted earnings (loss) per share is not presented, as there were no potentially dilutive securities.

NOTES:

(1) In the calculation of weighted average common and common equivalent shares, nonqualified stock options and warrants to purchase common stock are considered common stock equivalents. Such options and warrants are converted using the treasury stock method, which assumes that the shares issuable upon exercise of the options or warrants were outstanding for the full period. In accordance with generally accepted accounting principles, no common stock equivalents are shown for the first six months of either fiscal 1999 or 1998, as their effect would have been anti-dilutive.



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